Exhibit F


                              TROUTMAN SANDERS LLP
                      600 PEACHTREE STREET, NE SUITE 5200
                          ATLANTA, GEORGIA 30308-3000





                                 March 27, 2001



Securities and Exchange Commission
Washington, DC  20549

Re:  Statement on Form U-1 of
     The Southern Company
     File No. 70-8789
     ---------------------

Ladies and Gentlemen:

    We are familiar with the statement on Form U-1 referred to above and are furnishing this opinion with respect to the proposed borrowing, from time to time prior to April 1, 2004, by The Southern Company ("Southern") of an aggregate principal amount not to exceed $2,000,000,000 at any one time outstanding to be evidenced by notes payable to lenders or commercial paper in the form of promissory notes.

    We are of the opinion that Southern is a validly organized and duly existing corporation under the laws of the State of Delaware and that upon the issuance of your order herein and in the event that the proposed transactions by Southern are consummated in accordance with such statement on Form U-1 and such order:

    (a) all State laws applicable to such proposed transactions by Southern will have been complied with;

    (b) the notes evidencing such borrowings will be valid and binding obligations of Southern in accordance with their terms; and

    (c) the consummation of such proposed transactions by Southern will not violate the legal rights of the holders of any securities issued by Southern or any associate company thereof.

    We hereby consent to the use of this opinion in connection with the above-mentioned statement on Form U-1.

                                                     Very truly yours,


                                                     /s/Troutman Sanders LLP
                                                     Troutman Sanders LLP